UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 25, 2009 (August 24, 2009)

GAMESTOP CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32637	20-2733559
(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

(817) 424-2000
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Catherine Smith

On August 24, 2009 (the “Effective Date”), GameStop Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Catherine Smith in connection with her appointment as Executive Vice President and Chief Financial Officer of the Company.

The term of the Employment Agreement commences on the Effective Date and continues for a period of three years (the “Initial Term”), with automatic and repeated renewals for successive one-year periods thereafter, unless either party gives notice of non-renewal at least six months prior to any automatic renewal. Ms. Smith’s minimum annual salary during the term of her employment under the Employment Agreement shall be no less than $600,000.

The Employment Agreement also provides for annual cash bonus compensation for each fiscal year of the Company, commencing with the fiscal year ending January 29, 2011, based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan (the “Plan”). Ms. Smith’s target annual cash bonus under the Plan for each fiscal year shall be no less than 100% of her then current base salary for the applicable fiscal year, with up to an additional 25% of such bonus if the relevant performance target is exceeded by a pre-established percentage. For the Company’s fiscal year ending January 30, 2010, Ms. Smith shall be entitled to a guaranteed annual cash bonus equal to 100% of her base salary, which will be due and payable to Ms. Smith by the Company on or before March 31, 2010 (the “Guaranteed Bonus”). The Employment Agreement also provides for a $250,000 signing bonus payable to Ms. Smith within two weeks following the Effective Date.

On the Effective Date, Ms. Smith received a grant of 43,233 shares of restricted stock under and in accordance with the Company’s Incentive Plan, which shares vest in equal annual installments on the first, second and third anniversaries of the Effective Date (subject to employment with the Company on each of such dates and all other terms of the Incentive Plan). Ms. Smith also received a related grant of cash, vesting in the equal annual amounts with the restricted shares, such that the aggregate value of the restricted shares and cash was approximately $2,000,000. In addition, each year during the term of her employment, subject to approval each year by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), she will receive long-term incentive awards as determined by the Compensation Committee with an aggregate value of approximately $2,000,000.

The Employment Agreement includes a severance arrangement which provides Ms. Smith with her base salary, Guaranteed Bonus (if not previously paid) and average bonus through the end of the Initial Term or the then current renewal term of the Employment Agreement, with a minimum of her base salary and average bonus for one year, if her employment is terminated by the Company without Cause (as defined) or by her for Good Reason (as defined).

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is included as Exhibit 10.1 of this Current Report on Form 8-K and incorporated herein by reference.

Prior to joining the Company, Ms. Smith, 46, spent the past three years with Centex Corporation, a residential construction company, as Executive Vice President and Chief Financial Officer. Prior to joining Centex Corporation, she was Executive Vice President and Chief Financial Officer for Kennametal, Inc., a global supplier of tools and materials, from 2005 to 2006, and Executive Vice President and Chief Financial Officer for Bell Helicopter Textron, Inc., a maker of commercial and military helicopters, from 2003 to 2005. Prior to that, from 1986 to 2003, Ms. Smith held a number of positions at Raytheon Company, the most recent being Vice President and Chief Financial Officer of Intelligence & Information Systems and Tactical Systems.

The Press Release issued by the Company on August 24, 2009 announcing the appointment of Ms. Smith is attached hereto as Exhibit 99.1.

Entry into Amendment to Amended and Restated Executive Employment Agreement with David W. Carlson

On August 24, 2009 (the “Amendment Effective Date”), the Company entered into an Amendment (the “Amendment”) to Amended and Restated Executive Employment Agreement, dated as of December 31, 2008 (the “Original Agreement”), with David W. Carlson in connection with Mr. Carlson’s agreement to modify his position and duties with the Company and step down as Chief Financial Officer.

The Amendment provides that (i) from the Amendment Effective Date through February 27, 2010, Mr. Carlson shall be an Executive Vice President of the Company and receive an annual base salary of $500,000 and (ii) from February 28, 2010 through March 3, 2012, Mr. Carlson shall be a Vice President of the Company and receive an annual base salary of $250,000. Mr. Carlson’s employment with the Company shall automatically terminate effective March 3, 2012. In addition, certain protective covenants afforded the Company in the Original Agreement now apply for two years after Mr. Carlson’s employment with the Company ceases, instead of one year.

The above summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the actual Amendment, a copy of which is included as Exhibit 10.2 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Executive Employment Agreement, dated as of August 24, 2009, between GameStop Corp. and Catherine Smith.

10.2	Amendment to Amended and Restated Executive Employment Agreement, dated as of August 24, 2009, between GameStop Corp. and David W. Carlson.

99.1	Press Release dated August 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

Date: August 25, 2009	By:	/s/ Robert A. Lloyd
Robert A. Lloyd
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Executive Employment Agreement, dated as of August 24, 2009, between GameStop Corp. and Catherine Smith.

10.2	Amendment to Amended and Restated Executive Employment Agreement, dated as of August 24, 2009, between GameStop Corp. and David W. Carlson.

99.1	Press Release dated August 24, 2009.